Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN HIGH INCOME TRUST II

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen High Income Trust II was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees, each by the holders of Common Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matters were as follows:

                                                                                  Votes
Matter                                                              Votes For   Withheld
------                                                              ---------   --------
(1) R. Craig Kennedy.............................................   3,118,747    183,418
    Jack E. Nelson...............................................   3,109,399    192,766
    Colin D. Meadows.............................................   3,122,016    180,149
    Hugo F. Sonnenschein.........................................   3,114,706    187,459